Georges Benarroch
78 Hazelton Avenue
Toronto, ON. Canada M5R2E2

April 5th, 2021

VIA EMAIL (paul@kytotech.com)

KYTO Technology & Life Science, Inc.
13050 La Paloma Road
Los Altos Hills, CA 94022
Attn: Paul M. Russo, Chairman and CEO

Dear Fellow Members of the Board of Directors,

After serving for several years on the Board of Directors of KYTO Technology & Life Science, Inc., it has now come time for me to focus my energies on other matters. Therefore, I hereby resign from the Board of Directors, effective immediately. I wish each of you well and continued success to the company.

While I intend to dispose, of some of my KBPH shares in the near term, I plan to continue holding a substantial portion of those shares indefinitely. I wanted you all to be aware of my intentions and to indicate my continued support for KYTO.

It has been a pleasure serving with each and every one of you.

Best regards,

Georges Benarroch